Exhibit 10.03

Cardinal Health

Deferred Compensation Plan

Amended and Restated Effective January 1, 2005

First Amendment

Background Information

A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Human Resources and Compensation Committee of the Board of Directors of Cardinal Health, Inc. (the “Compensation Committee”) oversees and is authorized to amend the Plan.

C.	The Compensation Committee has authorized the amendment of the Plan to expand the distribution options under the Plan in accordance with proposed regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to permit the deferral of certain cash dividend-equivalent payments under the terms of restricted share units agreements.

D.	Section 7.1 of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended as follows, effective November 7, 2006:

1. Section 1.1(h) of the Plan is hereby amended to read as follows:

“Compensation. Amounts paid or payable by the Company to an Eligible Employee for a Plan Year which are includable in income for federal tax purposes, including base salary and variable compensation in the form of commissions and/or bonuses (except as otherwise provided herein). In addition, cash dividend-equivalent payments under restricted share unit award agreements (“RSUs”) may also be deferred hereunder by Eligible Employees who are Reporting Persons in accordance with procedures established from time to time by the Committee. Notwithstanding the foregoing, the following amounts are excluded from Compensation: (i) other cash or non-cash compensation, expense reimbursements or other benefits or contributions by the Company to any other employee benefit plan, other than pre-tax salary deferrals into the Qualified Plan or any Code Section 125 plan sponsored by the Company or any of its affiliates; (ii) any bonus payment if such bonus payment is wholly or partially payable without regard to the attainment of a performance-based goal (i.e., guaranteed); (iii) amounts realized (A) from the exercise of a stock option, (B) when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (C) when the Shares underlying RSUs are payable to a Participant, or (D) from the sale, exchange or other disposition of stock acquired under a qualified stock option; and (iv) any amounts that are required to be withheld from a Participant’s wages from the Company pursuant to Code Section 3102 to satisfy the Participant’s tax obligations under Code Section 3101. With respect to Directors, “Compensation” means any and all fees paid for service as a member of the Board, including fees for attendance at meetings or committee meetings, and cash dividend-equivalent payments under RSUs.”

2. Section 3.1 of the Plan is hereby amended by the addition of the following new paragraph at the end thereof:

“In addition to the Deferred Compensation Credits described above, Reporting Persons who have elected to defer receipt of Shares to be issued under RSUs awarded on or after November 1, 2006, shall automatically have one hundred percent (100%) of the cash dividend-equivalents that are vested and payable under such RSUs deferred under this Plan. Such amounts shall be referred to as “Deferred Cash Equivalent Credits.” Deferred Cash Equivalent Credits are always one hundred percent (100%) vested and nonforfeitable but are not eligible for Matching Credits.”

3. Section 5.1 of the Plan is hereby amended by the addition of the following new paragraph at the end thereof:

“Effective for distribution elections made on or after November 7, 2006, a Participant may elect to receive payment of some or all of the vested amounts credited to his Account (i) in a single lump sum as of a regular payment processing date in a designated Plan Year that is at least twelve (12) months after the date the election is made, or (ii) if earlier, as of the Participant’s termination from employment or from the Board due to Retirement, death, Total Disability or any other reason (a “Fixed Date Election”). A Fixed Date Election may apply to a flat dollar amount or to a fixed percentage of the Participant’s Account, provided that if the value of the Participant’s Account on the payment date elected by the Participant is less than the flat dollar amount elected, the entire Account shall be paid under the Fixed Date Election. A Participant may have only one Fixed Date Election in effect at a time, which election shall be irrevocable and which may be made only in accordance with procedures established from time to time by the Administrative Committee and in compliance with all applicable requirements of Code Section 409A. If a Participant retires, dies, suffers a Total Disability, or otherwise terminates employment or membership on the Board before the fixed date elected by the Participant, his Account shall be distributed in accordance with the election in effect for a distribution due to the reason for termination of employment or board membership (both as to time of payment and form of payment) and the Fixed Date Election shall not apply.”

4. Section 5.2 of the Plan is hereby amended to replace the existing third sentence thereof with the following:

“The Participant may change his election of a Distribution Option pursuant to an election made during the annual deferral election period prior to the beginning of each Plan Year, provided said election is made at least twelve (12) months prior to the date that payments would have otherwise begun under such option and provided that a Participant may not change a Distribution Option or a distribution date in a manner that does not comply with Code Section 409A or applicable transition rules thereunder.”

5. All other terms and provisions shall remain unchanged.

CARDINAL HEALTH, INC.

By:	/s/ Susan Nelson
Title:	Senior Vice President – Total Rewards
Date:	October 23, 2006

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